Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. REPORTS FISCAL 2018
SECOND-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, February 7, 2018, at 3:45 PM CT (4:45 PM ET)

•	Revenues of $52.6 million increased 5% from second quarter last year

•	Net loss was $(0.4) million, or $(0.01) per basic share

•	International expansion begins with commercial launch of CSI’s coronary device in Japan

•	Rhonda Robb joins company as new Chief Operating Officer

•	Company to distribute OrbusNeich balloons and ZILIENT™ guidewires

St. Paul, Minn., February 7, 2018 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for peripheral and coronary artery disease, today reported financial results for its fiscal second quarter, ended December 31, 2017.

The company’s second-quarter revenues were $52.6 million, an increase of $2.6 million from the second quarter of fiscal 2017. Gross profit margin rose to 81.9% from 81.7%, driven primarily by unit cost reductions. Operating expenses increased $3.6 million to $43.4 million, driven primarily by the expansion of the sales force with additional clinical specialists and increased ECLIPSE clinical study activity.

Second-quarter net loss was $(0.4) million, or $(0.01) per basic share, compared to a net income of $1.0 million, or $0.03 per share, in the prior-year period. Adjusted EBITDA was positive in the quarter at $3.4 million.

Scott Ward, CSI’s Chairman, President and Chief Executive Officer, said “We are encouraged that the adjustments we made to our sales model last quarter resulted in 6% sequential revenue growth. However, we believe that the ramp in productivity from the recent addition of 45 clinical specialists may take longer than we anticipated in October. As a result, we now forecast fiscal year 2018 revenue to be in a range of $215 million to $219 million.”

Added Ward, “During the second half of the fiscal year, we forecast continued attractive sequential quarterly revenue growth, due to improving sales productivity, our commercial launch in Japan, and the limited market release of OrbusNeich angioplasty balloons and ZILIENT™ guidewires.”

International Expansion Begins with Commercial Launch of Coronary Device in Japan
On February 1, CSI announced that it had commercially treated the first patient in Japan with its Diamondback 360® Coronary Orbital Atherectomy System Micro Crown (Micro Crown).

CSI received PMDA approval for the Micro Crown in March 2017 and reimbursement approval effective February 2018. Medikit, Co., Ltd. is CSI’s exclusive distribution partner in Japan. With a controlled launch now underway, CSI expects to complete an initial Micro Crown stocking order during its third fiscal quarter and open approximately 15 accounts by the end of the fiscal year.

Commented Ward, “We are excited to bring orbital atherectomy technology to Japan. Of the 280,000 Japanese patients who undergo percutaneous coronary procedures each year, 10-20% have severely

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calcified coronary lesions. The introduction of Micro Crown gives physicians in Japan a cost-effective treatment option for this difficult-to-treat patient population.”

Rhonda Robb Joins Company as Chief Operating Officer
On January 25, CSI announced the appointment of Rhonda Robb as Chief Operating Officer. Robb held leadership positions at Medtronic for 30 years, most recently serving as Vice President and General Manager of the Heart Valve Therapies business. She has strong experience leading complex businesses and growing new markets, extensive commercial experience, and a strong track record of building teams and product portfolios that have improved the quality of care for patients with cardiovascular disease.

“Rhonda is a dynamic and talented executive with extraordinary experience in driving innovation and growth in medical technology,” said Ward. “She has the leadership ability to further build CSI and help us achieve our ambitious growth goals.”

CSI Expands Product Portfolio to Further Support Peripheral and Coronary Interventions
On January 18, CSI announced two new partnerships broadening the company’s product portfolio. CSI is now the exclusive U.S. distributor of OrbusNeich balloon products. Additionally, the company has signed an original equipment manufacturer (OEM) agreement with Integer Holdings Corporation for CSI-branded ZILIENT™ guidewires.

The company anticipates OrbusNeich’s full balloon product portfolio will become available throughout 2018 and 2019. The broad market launch of the CSI-branded ZILIENT peripheral guidewires is expected to begin later in the current fiscal year. CSI anticipates that additional ZILIENT guidewires for coronary interventions and radial peripheral interventions will be available in the future.

Ward added, “We’re increasing the value and expertise that we bring to physicians and patients by expanding our product portfolio in the key areas where CSI excels. While we don’t anticipate a material top-line impact in fiscal 2018, we’re excited about the long-term growth potential from these new partnerships.”

Fiscal 2018 Third-Quarter and Full-Year Outlook and Commentary
Ward said, “Second-quarter revenues improved, compared to first quarter, due in part to our decision to flex our sales model. Allocating approximately 20 of our sales reps to our coronary franchise helped restore growth and add new account revenue. However, the productivity ramp from the additional 45 clinical specialists fell short of our expectations. We now anticipate that productivity during the second half of the year will be lower than we forecasted in October. As a result, we now expect Fiscal Year 2018 revenues in the range of $215 million to $219 million.”

For the fiscal 2018 third quarter ending March 31, 2018, CSI anticipates:

•	Revenue in a range of $55.0 million to $56.5 million;

•	Gross profit as a percentage of revenues of about 81.0%;

•	Operating expenses of approximately $45.5 million;

•
Net (loss) income in the range of $(0.9) million to $0.0 million, or net (loss) earnings per common share ranging from $(0.03) to $0.00, assuming approximately 33.2 million average shares outstanding; and

•	Positive Adjusted EBITDA.

Conference Call Today at 3:45 p.m. CT (4:45 p.m. ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal second-quarter results today, February 7, 2017, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (833) 241-7255 and enter the access number 5274737. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the events section of the company’s investor relations website, https://investors.csi360.com/events-and-presentations/events-calendar/default.aspx, and click on the webcast link.

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Use of Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP.

About Peripheral Artery Disease (PAD)
As many as 18 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360® and Diamondback 360® Peripheral Orbital Atherectomy Systems, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women in the United States. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the American Heart Association, 16.3 million people in the United States have been diagnosed with CAD, the most common form of heart disease. Heart disease claims more than 600,000 lives in the United States each year. According to estimates, significant arterial calcium is present in nearly 40% of patients undergoing a percutaneous coronary intervention (PCI). Significant calcium contributes to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted the first 510(k) clearance for the use of the Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the Coronary Orbital Atherectomy System. To date, over 356,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

About Integer Holdings Corporation
Integer Holdings Corporation, is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and power solutions markets. The company provides innovative, high quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy,

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military, and environmental markets. The company's brands include Greatbatch Medical, Lake Region Medical and Electrochem. Additional information is available at www.integer.net.

About Medikit Co., Ltd.
Established in 1973 and based in Tokyo, Medikit Co., Ltd. is a global medical technology company and is publicly-traded on the JASDAQ exchange (JASDAQ: 7749). Medikit’s mission is to deliver the highest standards of excellence in operating as a health care company whose products and services help to enhance healthy lives by minimizing unnecessary suffering and death from disease. Medikit is a market leader in interventional products including vascular access devices such as hemodialysis catheters, intravenous catheters, sheaths and guiding catheters. Medikit products are sold in Japan, the United States and over 30 other countries. The company has R&D and manufacturing capabilities in Japan and Vietnam with more than 1,300 consolidated employees. For more information, visit the company’s website at www.medikit.co.jp.

About OrbusNeich
OrbusNeich is a global pioneer in the provision of life-changing vascular solutions and offers an extensive portfolio of products that set industry benchmarks in vascular intervention. Current products include the world's first dual therapy stents, the COMBO Plus and COMBO Dual Therapy Stents, together with stents and balloons marketed under the names of Azule™, Scoreflex™, Sapphire™ II, Sapphire™ II PRO and Sapphire™ II NC, as well as products to treat peripheral artery disease: the Jade™ and Scoreflex™ PTA balloons. OrbusNeich is headquartered in Hong Kong and has operations in Shenzhen, China; Fort Lauderdale, Florida, USA; Hoevelaken, The Netherlands; and Tokyo, Japan. OrbusNeich supplies medical devices to physicians in more than 60 countries. For more information, visit www.OrbusNeich.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) continued sequential quarterly revenue growth due to improving sales productivity, the commercial launch in Japan, and the limited market release of balloons and guidewires; (ii) the commercial launch in Japan, including the anticipated timing thereof, and the opportunity in Japan; (iii) our growth goals; (iv) the future impact of adding balloons and guidewires to CSI’s portfolio; (v) the specific products to be offered by CSI; (vi) the timing of market launches and availability of balloons and guidewires; (vii) the financial impact and growth potential of the addition of additional products and geographies; and (viii) anticipated revenue, gross profit, operating expenses, net loss and Adjusted EBITDA, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, regulatory developments in the U.S., Japan and other foreign countries; FDA and similar Japanese and other foreign clearances and approvals; approval of our products for distribution in Japan and other foreign countries; approval of products for reimbursement and the level of reimbursement in the U.S., Japan and other foreign countries; dependence on market growth; agreements with third parties to sell their products; our ability to maintain third-party supplier relationships and renew existing purchase agreements; our ability to maintain our relationship with our distribution partner in Japan; the experience of physicians regarding the effectiveness and reliability of CSI’s products; the reluctance of physicians, hospitals and other organizations to accept new products; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty of successfully managing operating costs; our ability to manage our sales force strategy; our actual research and development efforts and needs; our ability to obtain and maintain intellectual property protection for product candidates; our actual financial resources and our ability to obtain additional financing; fluctuations in results and expenses based on new product introductions, sales mix, unanticipated warranty claims, and the timing of project expenditures; our ability to manage costs; investigations or litigation threatened or initiated against us; court rulings and future actions by the FDA and other

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regulatory bodies; the effects of hurricanes, flooding, and other natural disasters on our business; issues relating to our saline pump recall; the impact of federal corporate tax reform on our business, operations and financial statements; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:

Peripheral Products
The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm. See the instructions for use for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.
Contraindications: The OAS is contraindicated when the ViperWire guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated. See the instructions for use before performing Diamondback 360 Coronary OAS procedures for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

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Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net revenues	$52,628	$50,043	$102,304	$99,843
Cost of goods sold	9,499	9,163	18,701	18,629
Gross profit	43,129	40,880	83,603	81,214
Expenses:
Selling, general and administrative	37,008	33,993	72,926	70,859
Research and development	6,396	5,805	12,704	11,140
Total expenses	43,404	39,798	85,630	81,999
Income (loss) from operations	(275)	1,082	(2,027)	(785)
Other (income) and expense, net	105	15	297	(18)
Income (loss) before income taxes	(380)	1,067	(2,324)	(767)
Provision for income taxes	33	24	66	48
Net income (loss)	$(413)	$1,043	$(2,390)	$(815)

Basic earnings per share	$(0.01)	$0.03	$(0.07)	$(0.03)
Diluted earnings per share	$(0.01)	$0.03	$(0.07)	$(0.03)

Basic weighted average shares outstanding	33,112,138	32,189,981	33,040,425	32,060,973
Diluted weighted average shares outstanding	33,112,138	32,804,305	33,040,425	32,060,973

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Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	December 31,	June 30,
	2017	2017
ASSETS
Current assets
Cash and cash equivalents	$107,345	$107,912
Accounts receivable, net	27,861	28,472
Inventories	17,401	16,897
Marketable securities	636	704
Prepaid expenses and other current assets	2,556	5,074
Total current assets	155,799	159,059
Property and equipment, net	28,729	29,696
Patents, net	5,386	5,056
Other assets	150	129
Total assets	$190,064	$193,940

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$9,716	$10,736
Accrued expenses	22,680	30,236
Deferred revenue	1,095	—
Total current liabilities	33,491	40,972
Long-term liabilities
Finance obligation	21,088	21,100
Deferred revenue	8,905	10,000
Other liabilities	2,620	3,479
Total liabilities	66,104	75,551
Commitments and contingencies
Total stockholders' equity	123,960	118,389
Total liabilities and stockholders' equity	$190,064	$193,940

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Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Device revenue	$48,295	$46,033	$94,018	$91,884
Other product revenue	4,333	4,010	8,286	7,959
Total revenue	$52,628	$50,043	$102,304	$99,843

PAD revenue	$39,187	$37,052	$77,342	$75,266
CAD revenue	13,441	12,991	24,962	24,577
Total revenue	$52,628	$50,043	$102,304	$99,843

New customers:
PAD	29	45	65	85
CAD	30	54	59	106

Reorder revenue %	98%	98%	98%	98%

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Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the following table. In addition, an explanation of the manner in which CSI's management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management's decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table.

Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net income (loss)	$(413)	$1,043	$(2,390)	$(815)
Less: Other (income) and expense, net	105	15	297	(18)
Less: Provision for income taxes	33	24	66	48
Income (loss) from operations	(275)	1,082	(2,027)	(785)
Add: Stock-based compensation	2,670	2,483	5,740	5,933
Add: Depreciation and amortization	1,047	1,039	2,090	2,056
Adjusted EBITDA	$3,442	$4,604	$5,803	$7,204

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

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-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:

-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure.

-- CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	Padilla Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com
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